EXHIBIT 5.1

THE JORDAAN LAW FIRM, PLLC
ATTORNEYS AND COUNSELORS AT LAW

2911 Turtle Creek Blvd. Suite 300 Dallas, Texas 75219	JAKES JORDAAN: (972) 291-0705 FACSIMILE: (972) 291-0715

March 23, 2007

Azco Mining, Inc.
1128 Pennsylvania NE, Suite 200,
Albuquerque, NM 87110

Re:	Registration Statement on Form SB-2 Covering Registration of Common Stock (the “Registration Statement’)

Ladies and Gentlemen:

We have acted as counsel to Azco Mining, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 14,642,930 shares of common stock (“Shares”).

In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate. Capitalized terms not otherwise defined herein are as defined in the Registration Statement.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1.	The Company is a corporation, duly organized and validly existing under the laws of the State of Delaware.

2.
All of the Shares, when issued and paid for pursuant to the terms of the terms of the Senior Secured Convertible Notes, Warrants, and Additional Investment Rights, will represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5.1 thereto.

Very truly yours,

The Jordaan Law Firm, PLLC

By:	/s/ Jakes Jordaan
Jakes Jordaan